Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS FOR PROBUILD HOLDINGS, INC.

The following discussion of the financial condition and results of operations of ProBuild Holdings, Inc. ("ProBuild Parent") should be read in conjunction with the unaudited pro forma condensed combined financial information, the unaudited condensed consolidated financial statements and the notes related thereto of ProBuild Parent filed as an exhibit to Builders FirstSource, Inc.'s (the "Company") Form 8-K filed on November 19, 2015 and the audited consolidated financial statements and the notes related thereto for ProBuild Parent, filed as an exhibit to the Company's Form 8-K filed on May 1, 2015.

Overview

The financial information below relates to ProBuild Parent’s historical operations for the years ended December 31, 2012, 2013 and 2014 and the six months ended June 30, 2014 and 2015 without giving effect to the Company's acquisition of ProBuild Holdings LLC (“ProBuild”)

Results of Operations

The following table sets forth the percentage relationship to sales of certain costs, expenses and income items for the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2012	2013	2014	2014	2015
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	75.7	75.0	74.2	74.5	73.1
Gross margin	24.3	25.0	25.8	25.5	26.9
Selling, general and administrative expense	24.9	23.3	22.9	24.2	23.5
Depreciation expense	1.6	1.1	1.1	1.1	1.2
Amortization expense	0.7	0.4	0.2	0.3	0.1
Total operating expenses	27.2	24.8	24.2	25.6	24.8
Income (loss) from operations	(2.9)	0.2	1.6	(0.1)	2.1
Interest expense	(1.7)	(1.3)	(1.2)	(1.3)	(1.2)
Other income	0.2	0.2	0.2	0.5	0.3
Income (loss) before income tax expense	(4.4)	(0.9)	0.6	(0.9)	1.2
Income tax expense	0.0	0.0	0.0	0.1	0.1
Net income (loss)	(4.4)%	(0.9)%	0.6%	(1.0)%	1.1%

Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014

Net Sales

For the six months ended June 30, 2015, net sales decreased by $38.4 million, or 1.8%, to $2,079.5 million from $2,117.8 million for the six months ended June 30, 2014. Excluding the impact of closed locations, ProBuild’s sales decreased $6.6 million, or 0.3%, in the first half of 2015 compared to the first half of 2014. Of this 0.3% decrease, ProBuild estimates 2.7% was driven by improved customer pricing and increased sales volume, which was offset by the 3.0% negative impact of commodity price deflation during the first half of 2015. ProBuild’s increase in sales volume was largely due to improved residential construction and remodeling activity. According to the U.S. Census Bureau, single-family housing starts increased approximately 9% for the six months ended June 30, 2015, as compared to 2014. According to the Joint Center for Housing Studies’ Lead Indicator of Remodeling Activity, the home improvement products market increased 6.5% in the first half of 2015 compared to the first half of 2014. ProBuild estimates that approximately 60% of sales for the first half of 2015 were to customers who participate in single-family new residential construction, and approximately 30% of ProBuild’s sales were to customers engaged in residential repair and remodeling.

The following table shows net sales classified by major product category for the six months ended June 30:

	2014		2015
	Sales	%	Sales	%
	(in millions, except percentages)
Lumber & lumber sheet goods	$744.5	35.2%	$699.4	33.6%
Windows, doors & millwork	324.4	15.3	336.3	16.2
Manufactured products	287.8	13.6	290.3	14.0
Gypsum, roofing & insulation	236.4	11.2	226.7	10.9
Siding, metal & concrete products	240.7	11.4	243.9	11.7
Other building products & services	284.0	13.3	282.9	13.6
Total Sales	$2,117.8	100.0%	$2,079.5	100.0%

Increased sales were achieved in each product category with the exception of the lumber & lumber sheet goods category and the gypsum, roofing & insulation category. Lumber & lumber sheet good product sales were impacted by approximately 7% lumber commodity deflation in the first half of 2015. The decline in gypsum, roofing & insulation product sales in the first half of 2015 compared to 2014 can be primarily attributed to a decline in roofing product sales due to factors such as product pricing declines, weather conditions, and storm activity.

Gross Margin

For the six months ended June 30, 2015, gross margin increased $21.1 million, or 3.9%, to $560.3 million from $539.2 million for the six months ended June 30, 2014, driven primarily by the change in product mix offered by the Company, partially offset by the decrease in net sales and lower cost of materials. ProBuild’s gross margin percentage was 26.9% for the first half of 2015 compared to 25.5% for the same period in 2014. The 140 bps increase can be attributed to improved product mix with a greater portion of sales growth being derived from higher margin non-commodity product offerings, deflation in commodity lumber prices, and improved customer pricing.

Operating Expenses

For the six months ended June 30, 2015, selling, general and administrative expenses decreased $23.9 million, or 4.7%, to $487.8 million (23.5% of net sales) from $511.7 million (24.2% of net sales) for the six months ended June 30, 2014. ProBuild’s salary and benefit expenses, excluding certain one-time benefit arrangements, was $346.0 million for the six months ended June 30, 2015, a decrease of $2.9 million over 2014. The decrease was driven largely as a result of headcount reductions executed in the second half of 2014. In the first half of 2014, consulting expenses of $2.6 million were incurred as ProBuild completed the development of its multi-year strategic plan project. The remaining reductions in operating expenses generating savings year over year were largely a result of $8.5 million from lower fuel rates; $4.7 million from lower customer, legal and banking fees; and $4.8 million from lower spend on controllable costs such as travel and entertainment, supplies, technology and communications.

For the six months ended June 30, 2015, depreciation expense increased by $0.7 million to $24.3 million from $23.6 million during the six months ended June 30, 2014, primarily due to fleet capital expenditures on rolling stock.

For the six months ended June 30, 2015, amortization expense decreased by $4.6 million to $1.9 million from $6.5 million for the six months ended June 30, 2014, primarily related to intangible assets from acquisitions in the period from 2006 through 2008.

Interest Expense

Interest expense for the six months ended June 30, 2015, was $25.7 million, a decrease of $2.0 million from $27.7 million for the six months ended June 30, 2014. This decrease related primarily to lower outstanding borrowings driven by better cash flow results. Interest expense included $10.8 million and $11.1 million in the first half of 2015 and 2014, respectively, in each case attributable to a lease financing obligation with a single lessor on approximately 180 properties under a master lease agreement. For the six months ended June 30, 2015 and 2014, ProBuild incurred interest expense of $6.9 million and $8.1 million, respectively, on related party debt.

Income Tax Expense

Income tax expense for the six months ended June 30, 2015, was $1.3 million compared to $1.6 million for the six months ended June 30, 2014. The effective tax rates for the first half of 2015 and 2014 were 4.7% and (7.6%), respectively, due to ProBuild’s net income (loss) position.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Net Sales

For the year ended December 31, 2014, net sales increased by $143.4 million, or 3.3%, to $4,478.7 million from $4,335.4 million for the year ended December 31, 2013. Excluding the impact of closed locations, sales increased $204.3 million, or 4.8%, over the prior year. Of this 4.8% increase, ProBuild estimates 5.4% was driven by improved customer pricing and increased sales volume, which was partially offset by the 0.6% negative impact of commodity price deflation during the year. The increase in sales volume was largely due to improved residential construction and remodeling activity. According to the U.S. Census Bureau, single-family housing starts increased approximately 4.8% for the year ended December 31, 2014, as compared to 2013. According to the Home Improvement Research Institute, the home improvement products market increased 4.0% for 2014 over 2013. ProBuild estimates that approximately 60% of sales for the year were to customers who participate in single-family new residential construction, and approximately 29% of ProBuild’s sales were to customers engaged in residential repair and remodeling.

The following table shows net sales classified by major product category:

	2013		2014
	Sales	%	Sales	%	% Change
	(in millions, except percentages)
Lumber & lumber sheet goods	$1,540.7	35.5%	$1,547.7	34.6%	0.5%
Windows, doors & millwork	650.2	15.0	692.0	15.5	6.4
Manufactured products	585.1	13.5	625.0	14.0	6.8
Gypsum, roofing & insulation	503.3	11.6	513.3	11.5	2.0
Siding, metal & concrete products	483.5	11.2	517.8	11.6	7.1
Other building products & services	572.6	13.2	582.9	12.8	1.8
Net sales	$4,335.4	100%	$4,478.7	100%	3.3%

Increased sales were achieved in each product category. Lumber and panel commodity product sales were negatively impacted by commodity deflation, which was offset by an increase in volume for the year ended December 31, 2014 compared to the prior year.

Gross Margin

For the year ended December 31, 2014, gross margin increased $70.6 million, or 6.5%, to $1,155.0 million from $1,084.4 million for the year ended December 31, 2013, driven largely by the increase in sales. ProBuild’s gross margin percentage was 25.8% for 2014 and 25.0% for 2013. The 80 bps increase can be attributed to improved product mix, with a greater portion of sales growth being derived from higher margin non-commodity product offerings, lower volatility in commodity lumber prices, and improved customer pricing.

Operating Expenses

For the year ended December 31, 2014, selling, general and administrative expenses increased $15.8 million or 1.6% to $1,026.2 million (22.9% of net sales) from $1,010.4 million (23.3% of net sales) for the year ended December 31, 2013. ProBuild’s salary and benefit expenses, excluding the long-term performance based bonus plan and severance associated with facility closures, was $707.2 million for the year ended December 31, 2014, an increase of $17.4 million or 2.9% over 2013, largely as a result of headcount additions to serve higher sales volume, commissions from higher gross margins, and increased healthcare costs. As a percentage of sales, salary and benefits cost remained consistent at 15.8% and 15.9% of sales in 2014 and 2013, respectively. In 2014, consulting expenses were reduced by $6.9 million as ProBuild completed the development of its multi-year strategic plan project and eliminated certain one-time expenses. Net income in 2014 was negatively impacted by $11.2 million of facility closure costs, of which $1.8 million were in cost of sales and $9.4 million in operating expense. This represented an increase of $14.7 million over 2013, as the prior year benefited from true-ups to future facility obligations. These were primarily noncash accruals for future obligations related to closed locations net of recoveries and true-ups. The remaining reductions in operating expenses year over year were a result of higher marketing rebates from suppliers and lower repair and maintenance costs.

For the year ended December 31, 2014, depreciation expense increased by $1.0 million to $48.4 million from $47.4 million during the year ended December 31, 2013 primarily due to capital expenditures on rolling stock.

For the year ended December 31, 2014, amortization expense decreased by $6.0 million to $9.5 million from $15.5 million for the year ended December 31, 2013 primarily related to intangible assets from acquisitions in the period from 2006 through 2008.

Interest Expense

Interest expense for the year ended December 31, 2014 was $54.7 million, a decrease of $4.0 million from $58.7 million for the year ended 2013. This decrease related primarily to lower effective borrowing rates under ProBuild’s revolving credit facility. Interest expense included $22.0 million and $22.5 million in 2014 and 2013, respectively, attributable to a lease financing obligation with a single lessor on approximately 190 properties under a master lease agreement. Interest expense for the year ended December 31, 2014 included $15.8 million to related parties.

Income Tax Expense

Income tax expense for the year ended December 31, 2014 was $0.6 million compared to $1.5 million for the year ended December 31, 2013. The effective tax rates for 2014 and 2013 were 2.3% and (3.8%), respectively, due to ProBuild’s net loss position.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Net Sales

For the year ended December 31, 2013, net sales increased by $714.4 million, or 19.7%, to $4,335.4 million from $3,621.0 million for the year ended December 31, 2012. Excluding the impact of closed locations, sales increased $773.0 million, or 22.4%, over the prior year. Of this increase, ProBuild estimates 13.8% was driven by improved customer pricing and increased sales volume, combined with 8.6% positive impact from commodity price inflation during the year. The increase in sales volume was largely due to improved residential construction and remodeling activity. According to the U.S. Census Bureau, single-family housing starts increased approximately 15.5% for the year ended December 31, 2013, as compared to 2012. According to the Home Improvement Research Institute, the home improvement products market increased 4.8% for 2013 over 2012. ProBuild estimates that approximately 60% of sales for the year were to customers who participate in single-family new residential construction, and approximately 27% of ProBuild’s sales were to customers engaged in residential repair and remodeling.

The following table shows net sales classified by major product category:

	2012		2013
	Sales	%	Sales	%	% Change
	(in millions, except percentages)
Lumber & lumber sheet goods	$1,159.0	32.0%	$1,540.7	35.5%	32.9%
Windows, doors & millwork	567.2	15.7	650.2	15.0	14.6
Manufactured products	454.0	12.5	585.1	13.5	28.9
Gypsum, roofing & insulation	469.0	13.0	503.3	11.6	7.3
Siding, metal & concrete products	461.8	12.8	483.5	11.2	4.7
Other building products & services	510.0	14.0	572.6	13.2	12.3
Net sales	$3,621.0	100%	$4,335.4	100%	19.7%

Increased sales were achieved in each product category. Lumber, Panel and Component product sales benefitted from commodity inflation in 2013. ProBuild estimates that average selling prices on these products were approximately 20% higher during 2013 compared to 2012.

Gross Margin

For the year ended December 31, 2013, gross margin increased $203.4 million, or 23.1%, to $1,084.4 million from $881.0 million for the year ended December 31, 2012, driven largely by increase in sales. ProBuild’s gross margin percent was 25.0% for 2013 and 24.3% for 2012. The 70 basis point improvement in gross margin was largely related to improved customer and supplier pricing.

Operating Expenses

For the year ended December 31, 2013, selling, general and administrative expenses increased $109.1 million or 12.1%, to $1,010.4 million (23.3% of net sales) from $901.3 million (24.9% of net sales) for the year ended December 31, 2012. ProBuild’s salary and benefit expenses, excluding the long-term performance based bonus plan, was $689.9 million, an increase of $83.2 million or 12.1% over 2012, largely as a result of headcount additions to serve higher sales volume, commissions from higher gross profit, bonus increases driven by business performance, and increased healthcare costs. As a percentage of sales, salary and benefits cost decreased from 16.8% in 2012 to 15.9% in 2013. In 2013, one-time consulting expenses associated with the development of ProBuild’s multi-year strategic plan were $9.7 million. Net income in 2013 benefited from $5.3 million of facility closure cost adjustments in operating expense, primarily attributed to true-ups to future facility obligations, an improvement of $14.6 million compared to 2012. The remaining increases in operating expenses year over year were a result of non-payroll cost driven by higher sales volume and an improving business trajectory.

For the year ended December 31, 2013, depreciation expense decreased by $11.7 million to $47.4 million from $59.1 million for the year ended December 31, 2012, primarily due to certain assets that were fully depreciated during 2012 associated with the 2006 acquisitions.

For the year ended December 31, 2013, amortization expenses decreased by $10.0 million to $15.5 million from $25.5 million for the year ended December 31, 2012, primarily related to intangible assets from acquisitions in the period from 2006 through 2008.

Interest Expense

Interest expense for the year ended December 31, 2013 was $58.7 million, a decrease of $3.2 million from $61.9 million in 2012. This decrease was primarily related to lower borrowing rates. Interest expense included $22.5 million and $23.2 million in 2013 and 2012, respectively, attributable to a lease financing obligation with a single lessor on approximately 190 properties under a master lease agreement. Interest expense for the year ended December 31, 2013 included $16.5 million to related parties.

Income Tax Expense

Income tax expense for the years ended December 31, 2013 and 2012 was $1.5 million. The effective tax rates for 2013 and 2012 were (3.8%) and (1.0%), respectively, due to ProBuild’s net loss position.

Cash Flows

The following table presents a summary of ProBuild’s cash balance and cash flows in dollars for the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2012	2013	2014	2014	2015
	(in millions)
Net loss adjusted for non-cash items	$(85.9)	$31.7	$93.4	$9.8	$52.9
Changes in working capital	(64.0)	0.1	(2.3)	(91.8)	(20.4)
Cash flow from operating activities	(149.9)	31.8	91.1	(82.0)	32.5
Cash flows from investing activities	(21.8)	(76.8)	(41.9)	(24.2)	(10.7)
Change in checks outstanding	35.3	(3.4)	5.3	(0.1)	1.9
Net proceeds from long term debt and capital leases	124.5	52.4	(59.5)	110.6	(14.1)
Cash flows from financing activities	159.8	49.0	(54.2)	110.5	(12.2)
Cash and cash equivalents	10.3	14.3	9.4	18.6	19.0
Change in working capital including checks outstanding	$(28.7)	$(3.3)	$3.0	$(91.9)	$(18.5)

Cash flow from operating activities:  For the six months ended June 30, 2015, ProBuild provided $32.5 million of cash from operating activities compared to using $82.0 million in the same period in 2014. This increase in cash provided by operating activities was primarily due to ProBuild’s stronger financial performance and improvements in working capital management. ProBuild’s working capital investments, including checks outstanding, increased by $18.5 million in the first six months ended June 30, 2015 compared to an increase of $91.9 million in the same time period in 2014, an improvement of $73.4 million. The seasonal build in inventory net of accounts payable and checks outstanding improved by $32.8 million in the six months ended June 30, 2015 compared to 2014. Additionally, improvements in the collections of receivables generated $27.4 million more cash in the six months ended June 30, 2015 than the same period in 2014. Stronger financial performance, primarily due to higher gross margin and lower selling, general, and administrative expenses, contributed $43.1 million of the year over year improvements.

Investing activities:  Net cash flow used for investing activities decreased by $13.5 million for the six months ended June 30, 2015 compared to the same period in 2014 due to utilization of a new leasing arrangement starting in 2015. Capital expenditures for the full year ending December 31, 2015 are expected to be approximately $50 million, a reduction of approximately $15 million from 2014, primarily due to the leasing arrangement referred to above.

Financing activities:  Net cash provided by financing activities was $122.7 million lower for the six months ended June 30, 2015 compared to the same period in 2014. The decrease in proceeds from long term debt of $124.7 million was due primarily to lower net borrowings on ProBuild’s revolving credit facilities.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Cash flow from operating activities:  For the year ended December 31, 2014, ProBuild generated $91.1 million of cash from operating activities compared to $31.8 million generated in 2013. This increase in cash from operating activities was primarily due to ProBuild’s stronger financial performance and improvements in working capital management. ProBuild’s working capital investments, including checks outstanding, decreased by $3.0 million in 2014 compared to an increase of $3.3 million in 2013, an improvement of $6.3 million. Inventory, net of accounts payable and checks outstanding, generated $10.7 million in cash flow in 2014 compared to $30.4 million of cash generated in 2013. As revenue grew $143.4 million, or 3.3%, in 2014, receivables grew $4.5 million, or 1.1%. This resulted in a $49.5 million decrease in the cash used from accounts receivables as compared to 2013. ProBuild’s remaining working capital changes primarily related to fluctuations in other current liabilities largely attributed to the 2013 bonus accrual. Stronger financial performance was primarily due to higher gross margin and improved operating leverage.

Investing activities:  Net cash flow used for investing activities decreased by $34.9 million for the year ended December 31, 2014 compared to 2013. Proceeds generated from liquidating non-operating property and other assets offset investments by $23.2 million in 2014 compared to $6.3 million in 2013. ProBuild believes that a normalized rate of capital investment should be between 1.0% and 1.5% of sales. Capital expenditures in 2014 were $65.1 million in 2014, or 1.5% of sales, as compared to $83.0 million, or 1.9% of sales, in 2013. The elevated spend in 2013 was primarily related to fleet investments to replace aging assets.

Financing activities:  Net cash provided by financing activities, net of checks outstanding, was $111.9 million lower in 2014 compared to 2013 primarily due to lower net borrowings on ProBuild’s revolving credit facilities.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Cash flow from operating activities:  For the year ended December 31, 2013, ProBuild generated $31.8 million of cash from operating activities compared to $149.9 million used in operations in 2012. This increase in cash generated from operating activities was primarily due to ProBuild’s stronger financial performance and improvements in working capital management. ProBuild’s working capital investments, including checks outstanding, increased by $3.3 million in 2013, compared to an increase of $28.7 million in 2012, an improvement of $25.4 million. Inventory, net of accounts payable and checks outstanding, generated $30.4 million in cash flow in 2013 compared to $52.6 million of cash generated in 2012. As revenue grew $714.4 million, or 19.7%, in 2013, receivables grew $54.1 million, or 15.3%, in 2013. This resulted in a $18.4 million decrease in the cash used from accounts receivables as compared to 2012. Stronger financial performance was primarily due to higher gross margin and improved operating leverage.

Investing activities:  Net cash flow used for investing activities increased by $55.0 million for the year ended December 31, 2013 compared to 2012. Proceeds generated from liquidating non-operating property and other assets offset investments by $6.3 million in 2013 compared to $21.3 million in 2012. ProBuild believes that a normalized rate of capital investment should be between 1.0% and 1.5% of net sales. Capital expenditures in 2013 were $83.0 million, or 1.9% of sales, as compared to $44.1 million, or 1.2% of sales, in 2012. The elevated spend in 2013 was primarily related to fleet investments to replace aging assets.

Financing activities:  Net cash provided by financing activities, net of checks outstanding, was $72.1 million lower in 2013 than 2012. This decrease in net financing activities proceeds was due primarily to a related party equity contribution in 2012 of $400 million, which was partially used to repay related party debt in 2012 and 2013.

Liquidity And Capital Resources

For a discussion of the liquidity, capital resources and capital expenditures of the Company and its subsidiaries and ProBuild and its subsidiaries in the period following the Company's acquisition of ProBuild, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Builders FirstSource, Inc.—Liquidity and Capital Resources—Post-ProBuild Acquisition Transactions” in Exhibit 99.5 to the Company's Form 8-K filed on November 19, 2015.